EXHIBIT 11

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in this Offering Statement on Form 1-A, of our independent auditors’ report dated April 30, 2025, with respect to our audits of the consolidated financial statements of Concreit Series, LLC, Inc. and subsidiary as of December 31, 2024 and 2023, and for the year ended December 31, 2024, and the period from June 7, 2023 (date of inception) through December 31, 2023. Our report includes an explanatory paragraph regarding substantial doubt about Concreit Series, LLC, Inc. and subsidiary’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California
May 8, 2025